Sub-Item 77Q1(e):	Copies of any new or amended Registrant investment
 advisory contracts.

FEE REDUCTION COMMITMENT


		This FEE REDUCTION COMMITMENT
is made as of August 25, 2015 by
COMMERCE INVESTMENT ADVISORS, INC. (the Adviser).

WHEREAS, The Commerce Funds (Commerce)
 is registered as an open-end management
 investment company under the Investment
 Company Act of 1940, as amended (the 1940 Act);
 and

WHEREAS, the Adviser serves as the investment adviser
 to The Growth Fund and The MidCap Growth Fund
(each, a Fund and together, the Funds),
pursuant to an Amended and Restated Advisory Agreement dated November 18, 2010 (the Advisory Agreement); and

WHEREAS, the Adviser has previously reduced permanently its contractual fee rate under the Advisory Agreement for each Fund pursuant to a Fee Reduction Commitment made as of May 22, 2012; and

WHEREAS, the Adviser desires to make a permanent reduction of its contractual fee rate under the Advisory Agreement for each Fund;
 and

WHEREAS, the Adviser represents that the quality and quantity of its services under the Advisory Agreement will not be affected by this commitment and that its obligations under the Advisory Agreement will remain unchanged in all respects.

NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, the Adviser, intending to be legally bound, agrees as follows:

Effective October 1, 2015, the Adviser reduces permanently
 its contractual fee rate under the Advisory Agreement for each Fund as follows:
For the services provided and the expenses assumed
 by the Adviser pursuant to the Advisory Agreement, Commerce will pay to the Adviser, as full compensation therefor, a fee at the following annual rate of the Funds average net assets, which fee will be computed based on the net assets of the Fund on each day and will be paid monthly:

FUND	ANNUAL FEE RATE
Growth Fund	0.40% of average daily net assets
MidCap Growth Fund	First $200 million -
0.50% of average daily net assets
In excess of $200 million - 0.40% of average daily net assets

Any future amendment to increase or otherwise reinstate the
 contractual fee rate under the Advisory Agreement for a Fund as in effect prior to the date hereof must be approved by the shareholders of that Fund as and to the extent required by the 1940 Act.
This Fee Reduction Commitment shall be attached to and
 made a part of the Advisory Agreement.
The Advisory Agreement shall continue in full force and effect as modified hereby.

IN WITNESS WHEREOF, the Adviser has caused this instrument to be executed by its officers designated below as of the day and year first above written.




			COMMERCE INVESTMENT ADVISORS, INC.


			By:/s/ Jeffrey Bolin

Name:    Jeffrey Bolin

 Title:      Vice President



ACCEPTED AND AGREED:

THE COMMERCE FUNDS


By:	/s/ William Schuetter
Name:    William R. Schuetter
Title:	President